Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Amendment No. 4 to Registration Statement on Form S-1 of our report dated March 24, 2017, except for Note 15, as to which the date is June 13, 2017, with respect to the audited consolidated financial statements of Boston Omaha Corporation for the years ended December 31, 2016 and 2015 and our report dated December 19, 2016 with respect to the audited financial statements of Jag, Inc. for the year ended December 31, 2015.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 13, 2017